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                                                                     EXHIBIT 4.6

[CLIFFORD CHANCE LOGO]
                                                   LIMITED LIABILITY PARTNERSHIP

                           ABB FINANCIAL SERVICES B.V.

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                       and

                                     ABB LTD

                  --------------------------------------------

                               AMENDMENT AGREEMENT

                  --------------------------------------------

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                                    CONTENTS

CLAUSE                                                                                                 PAGE
1.   Definitions And Interpretation......................................................................3

2.   Effective Time......................................................................................3

3.   Completion Payments And Completion Balance Sheet....................................................3

4.   Deferred Tax Appendix To Schedule 10................................................................6

5.   Schedule 16 And The Apportionment Statement.........................................................6

6.   Direct Purchase Of Subsidiaries.....................................................................7

7.   Supplemental Designated Asset Agreement And Designated Asset Security Agreement.....................8

8.   Retained LC Backed Guarantee Letters Of Credit......................................................9

9.   The Designated Asset Letters Of Credit.............................................................11

10.  Intra-Group Guarantees.............................................................................11

11.  Sirius Amendments..................................................................................11

12.  Purchaser Of GBFSF Nominee Share...................................................................11

13.  Employment Amendments..............................................................................11

14.  Property Matters...................................................................................13

15.  Directors' Resignation Indemnity...................................................................13

16.  Notices............................................................................................14

17.  Post Completion Further Assurance..................................................................14

18.  Completion Arrangements............................................................................14

19.  Miscellaneous Amendments...........................................................................14

20.  Construction.......................................................................................14

21.  Incorporation Of Provisions Of The Sale Agreement..................................................15

22.  Channelling Injunction.............................................................................15

23.  Additional Asbestos Warranties.....................................................................16

24.  Amendment To Asbestos Indemnity....................................................................18

25.  Fraudulent Conveyance..............................................................................18

26.  Representations And Warranties.....................................................................19

SCHEDULE 1    SCHEDULE 17 - TRANSFER EMPLOYEES PART B: TRANSFER EMPLOYEES

SCHEDULE 2    SCHEDULE 17 PART D: EXCLUDED EMPLOYEES

SCHEDULE 3    SCHEDULE 17 PART E: CZECH EMPLOYEES

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SCHEDULE 4    APPORTIONMENT STATEMENT, SCHEDULE 16

SCHEDULE 5    FORM OF THE APPENDIX TO THE COMPLETION BALANCE SHEET

SCHEDULE 6    INTRA-GROUP GUARANTEES

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THIS AMENDMENT AGREEMENT is made as a DEED on 29 November 2002

BETWEEN:

(1) ABB FINANCIAL SERVICES B.V. (a company incorporated in The Netherlands) whose corporate seat is Burgemeester Haspelslaan 65, 1181 NB Amstelveen, The Netherlands (the "VENDOR");

(2) GENERAL ELECTRIC CAPITAL CORPORATION (incorporated in the State of Delaware) whose principal office is at 260 Long Ridge Road, Stamford, Connecticut 06927, United States of America (the "PURCHASER"); and

(3) ABB LTD (incorporated in Switzerland) whose corporate seat is Affolternstr. 44, 8050 Zurich, Switzerland (the "ABB GUARANTOR").

INTRODUCTION:

(A) This Amendment Agreement, inter alia, amends an amended and restated sale and purchase agreement dated 4 September 2002 entered into between the parties in relation to the sale and purchase of the structured finance business of the ABB Group (the "SALE AGREEMENT").

(B) The parties have agreed to make certain amendments to the Sale Agreement in the manner and on the terms set out below. Such amendments are to have effect as of and with effect from 4 September 2002, as if they had been incorporated into and formed part of the Sale Agreement, ab initio.

NOW THIS AGREEMENT WITNESSES AND THE PARTIES AGREE as follows:

1.      DEFINITIONS AND INTERPRETATION

        Unless otherwise defined herein or the subject matter or context otherwise requires, all definitions and interpretations in the Sale Agreement shall have the same meaning in this Amendment Agreement and any reference in this Amendment Agreement to a "clause", "paragraph" or "Schedule" shall be construed as a reference to a clause or paragraph of, or a Schedule to, the Sale Agreement, as amended by this Amendment Agreement.

2.      EFFECTIVE TIME

        The parties each agree that all of the amendments made to the Sale Agreement pursuant to this Amendment Agreement shall take effect as of and from 4 September 2002 as if they had been incorporated into and formed part of the Sale Agreement, ab initio.

3.      COMPLETION PAYMENTS AND COMPLETION BALANCE SHEET

3.1 The parties acknowledge that the Completion Date is currently scheduled for 29 November 2002 and that, but for this Amendment Agreement, the Completion Balance Sheet would, therefore, be required (in accordance with the Sale Agreement and, in particular, clause 7, Schedule 8 and
        Schedule 10 thereof) to be prepared as at Completion on such date.

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3.2     The parties further acknowledge that the SF Group's month end management accounts and figures are prepared as at 30 November.

3.3 Consequently, the parties hereby agree that, provided Completion occurs on 29 November 2002:

        3.3.1 the Initial Consideration (including the Estimated ABB Export Bank Outstanding Loan Balance) and the Provisional Net Intra-Group Indebtedness shall be (and shall be calculated) as at 30 November 2002 (rather than 29 November 2002), based on the Vendor's best estimate (acting reasonably and in good faith) of such management accounts and figures as at 30 November 2002, save and provided that no account shall be taken of any movements or changes to such Initial Consideration, Estimated ABB Export Bank Outstanding Loan Balance or Provisional Net Intra-Group Indebtedness to the extent such arise or occur as a result of Completion, and the relevant provisions of and Schedules to the Sale Agreement (including, without limitation, clauses 4.10 and 4.11 and clauses 5.1 to 5.12 inclusive) shall be construed accordingly;

        3.3.2 the payment on Completion of such Initial Consideration and Provisional Net Intra-Group Indebtedness, in accordance with the provisions of clauses 2.4, 2.4A, 5.3 and 6.4 of, and paragraphs 8(c) and (d) of Schedule 7, Part B to, the Sale Agreement, shall satisfy and discharge in full all obligations of the Purchaser's Group (including, for this purpose, the SF Group) to pay the Initial Consideration and the Provisional Net Intra-Group Indebtedness, and the relevant provisions of and Schedules to the Sale Agreement shall be construed accordingly;

        3.3.3 the Vendor shall (or shall procure that the relevant member(s) of the ABB Group (excluding, for this purpose, the SF Group) shall) on Completion pay to the Purchaser (for itself and/or as trustee for the relevant member(s) of the Purchaser's Group (including, for this purpose, the SF Group)), in accordance with the provisions of clause 25.1 of the Sale Agreement, such amounts, in such currencies and in such manner as:

                  (a) are equal to one day's interest on the amount of the Initial Consideration and Provisional Net Intra-Group Indebtedness (calculated in accordance with clause 3.3.1 above) paid or to be paid on Completion by (or on behalf of) such relevant member(s) of the Purchaser's Group, in accordance with the relevant provisions of the Sale Agreement (including, without limitation, clauses 2.4, 2.4A, 5.3 and 6.4 thereof and paragraphs 8(c) and (d) of
                            Schedule 7 thereto), such interest accruing at an annual rate equal to the US$ LIBOR rate, in relation to US$ denominated amounts and payments, and the Euro LIBOR rate, in relation to non-US$ denominated amounts and payments, in each case, as prevailing as at 25 November 2002 and calculated on the basis of a 360 day year (together the "INTEREST PAYMENTS"); and

                  (b) would enable such payments to be capable of being set-off or netted-off, as the case may be, against the relevant amounts of Initial Consideration

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                            and Provisional Net Intra-Group Indebtedness payable
                            or to be paid on Completion by (or on behalf of) the relevant member(s) of the Purchaser's Group (including, for this purpose, the SF Group);

        3.3.4 the payment on Completion, in accordance with the provisions of clauses 2.4, 2.4A, 5.3 and 6.4 of, and paragraphs 8(c) and
                  (d) of Schedule 7, Part B to, the Sale Agreement, of the net amount of the Initial Consideration and Provisional Net Intra-Group Indebtedness (calculated in accordance with clause
                  3.3.1 above) net, in each case, of the Interest Payments (calculated in accordance with clause 3.3.3 above) shall satisfy and discharge in full all obligations of the Purchaser's Group (including, for this purpose, the SF Group) to pay the Initial Consideration and the Provisional Net Intra-Group Indebtedness and all obligations of the ABB Group (excluding, for this purpose, the SF Group) to pay the Interest Payments, in each case, as if such gross amounts (rather than the net amounts) had been paid, and the relevant provisions of and Schedules to the Sale Agreement and this Amendment Agreement shall be construed accordingly;

        3.3.5     the Purchaser shall confirm to the Vendor not less than two
                  (2) Business Days prior to Completion, the amounts, currencies and payments to be made between the relevant member(s) of the ABB Group (excluding, for this purpose, the SF Group) and the relevant member(s) of the Purchaser's Group (including, for this purpose, the SF Group) pursuant to clauses 3.3.2, 3.3.3 and/or 3.3.4 above, as the case may be;

        3.3.6 the Completion Balance Sheet and the Final Completion Balance Sheet shall:

                  (a) be (and shall be prepared) as at 30 November 2002 (rather than 29 November 2002), based on such management accounts and figures, save and provided that no account shall be taken of any movements or changes to such balance sheets to the extent that such arise or occur as a result of Completion; and

                  (b) include and take account of the assets and liabilities assumed by the Purchaser and/or any other member(s) of the Purchaser's Group from ABB Capital B.V. in respect of the Essent Transactions and the Kotkan Transaction as contemplated by clause
                            10.51 of the Sale Agreement as if such assets and liabilities formed part of the SF Group,

                  and, in each case, the relevant provisions of and Schedules to the Sale Agreement (including, without limitation, clause 7, Schedule 8 and Schedule 10) shall be construed accordingly;

        3.3.7 for the purposes of the Sale Agreement, the Completion Balance Sheet and the Final Completion Balance Sheet prepared, agreed and/or determined in accordance with clause 3.3.6 above (together with the other relevant provisions of the Sale Agreement, including (without limitation) clause 7 thereof, and Schedules 8 and 10 thereto, in each case, as construed in accordance with clause 3.3.6 above) shall be deemed to be and treated as the Completion Balance Sheet

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                  and the Final Completion Balance Sheet as at Completion and
                  all references to such in, and all relevant provisions of and Schedules to, the Sale Agreement shall be construed accordingly;

        3.3.8 all amounts to be derived from, reflected in, based on, consistent with or otherwise calculated by reference to the Completion Balance Sheet and/or the Final Completion Balance Sheet, including (without limitation) Owners' Equity, the Final ABB Export Bank Outstanding Loan Balance, the Final Consideration, the Final Intra-Group Indebtedness and the Final Net Intra-Group Indebtedness, shall be derived from, reflected in, based on, consistent with or otherwise calculated by reference to the Completion Balance Sheet and/or the Final Completion Balance Sheet as so prepared, agreed and/or determined in accordance with clauses 3.3.6 and 3.3.7 above; and

        3.3.9 for the avoidance of doubt, any adjustments, repayments or payments required to be made pursuant to the Sale Agreement as a result of the amount of the Final Consideration differing from the amount of the Initial Consideration and/or the amount of Final Net Intra-Group Indebtedness differing from the amount of Provisional Net Intra-Group Indebtedness shall be calculated and made by reference to:

                  (a) the Final Consideration and Final Net Intra-Group Indebtedness as derived from the Final Completion Balance Sheet prepared, agreed and/or determined in accordance with clauses 3.3.6, 3.3.7 and 3.3.8 above; and

                  (b) the Initial Consideration (including the Estimated ABB Export Bank Outstanding Loan Balance) and Provisional Net Intra-Group Indebtedness as calculated in accordance with clause 3.3.1 above. For this purpose, however, the amount of the Initial Consideration and the Provisional Net Intra-Group Indebtedness shall not be reduced or netted off pursuant to the provisions of clause 3.3.4 above.

4.      DEFERRED TAX APPENDIX TO SCHEDULE 10

4.1 The parties agree that only such of those entries to be included in the deferred tax appendix to the Completion Balance Sheet as relate to, are included in, or otherwise impact the Completion Balance Sheet are to be subject to the strict auditing standards detailed in clause 7 of and
        Schedule 8 to the Sale Agreement. The remaining entries to be included in such deferred tax appendix are not to be subject to such strict auditing standards, but are to represent a reasonable and fair reflection of the matters to which such relate and are to remain subject to the other provisions of the Sale Agreement.

4.2 The parties further agree that the deferred tax appendix to the Completion Balance Sheet shall be amended and replaced in the manner set out at Schedule 5 hereto.

5.      SCHEDULE 16 AND THE APPORTIONMENT STATEMENT

5.1 The parties agree that the Apportionment Statement, attached as Schedule 4 hereto, shall constitute the Apportionment Statement for the purposes of Schedule 16 of the Sale Agreement.

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5.2     The parties acknowledge and agree that the sole purpose of the
        Apportionment Statement is to allocate for Tax and accounting purposes only the Initial Consideration between the Companies and the Business Assets being acquired. For the avoidance of doubt, nothing in the Apportionment Statement shall be considered or taken into account in connection with the preparation, agreement and/or determination of the Completion Balance Sheet or the Final Completion Balance Sheet (which shall each be governed by, inter alia, clauses 3.3.6 to 3.3.8 (inclusive) of this Amendment Agreement and clause 7 of, and Schedules 8 and 10 to, the Sale Agreement) or the Final Consideration, Final Intra-Group Indebtedness or Final Net Intra-Group Indebtedness to be derived therefrom or reflected therein.

5.3 The parties further agree that Schedule 16 of the Sale Agreement shall be amended by deleting paragraph 3 thereof and replacing it with a new paragraph 3 in the following form:

        "3. The Vendor and the Purchaser hereby agree that, for all purposes (including, without limitation, for the purposes of determining and agreeing the Apportionment Statement), the amount of the Additional Reserves (as referred to in the definition of Final Consideration) shall be, and shall be treated as, fully attributable to the purchase of ABB Structured Finance Sweden AB (SECUY).".

6.      DIRECT PURCHASE OF SUBSIDIARIES

6.1 The Parties acknowledge that, in the case of ABB Credit BV (NLCRE), ABB Structured Finance B.V (NLFSF), Xerox Noleggi SpA (ITRLN) and ABB Structured Finance International Limited (CHFIN) (each a "PURCHASED SUBSIDIARY" and together the "PURCHASED SUBSIDIARIES"), on Completion the Purchaser is first to purchase (or procure the purchase of) the shares of such Purchased Subsidiaries and is then to purchase (or procure the purchase of) the shares of the direct or, in some cases, indirect parent undertakings of such Purchased Subsidiaries.

6.2 The parties acknowledge that the intention is that the Purchaser's Group should only pay the ABB Group once for such Purchased Subsidiaries and not twice, as might occur if the Purchaser's Group paid the ABB Group:

        6.2.1 firstly, for the direct acquisition of the shares of a Purchased Subsidiary; and

        6.2.2 then, for the acquisition of the shares of such Purchased Subsidiary's direct or indirect parent undertaking, where part of the consideration payable in respect of such parent undertaking represents its investment in the Purchased Subsidiary or its interest in the sale proceeds resulting from the direct sale of the shares of the Purchased Subsidiary referred to in clause 6.2.1 above.

6.3     The parties, therefore, hereby agree that:

        6.3.1 any consideration due and payable (or deemed due and payable) by any member of the Purchaser's Group as a result of the direct purchase of any shares of any Purchased Subsidiary, shall be satisfied not by the payment of cash to the ABB Group, but instead by the issue by the relevant member of the Purchaser's Group to the immediate selling parent undertaking(s) of such Purchased

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                  Subsidiary (pro rata by reference to their respective
                  shareholdings in such Purchased Subsidiary) of a debt instrument in an aggregate principal amount equal to the amount of the consideration due and payable in respect of such shares (such consideration being the amount set out in the Apportionment Statement against the name of the relevant Purchased Subsidiary in the column headed "Local Purchase Price"); and

        6.3.2 accordingly, the only consideration to be paid in cash by the Purchaser's Group to the ABB Group in respect of the sale and purchase of the Companies and the Business Assets is the Initial Consideration (as calculated, in accordance with clause 3.3.1 hereof, and as adjusted, in accordance with clause 3.3.9 hereof, by reference to the Final Consideration), such Initial Consideration to be paid in accordance with the terms and subject to the conditions of the Sale Agreement (as amended by this Amendment Agreement) and (as indicated in the attached Apportionment Statement) to be allocated and apportioned (for Tax and accounting purposes) to the purchase price for the remaining Companies and Business Assets, other than the Purchased Subsidiaries.

6.4 Consequently, the Local Transfer Agreements relating to the direct acquisition of the shares of such Purchased Subsidiaries shall be amended to reflect the issue by the relevant member of the Purchaser's Group to the relevant selling parent undertaking(s) of such debt instruments (in the amounts set out against the names of such Purchased Subsidiaries in the column of the Apportionment Statement headed "Local Purchase Price") as consideration therefor instead of the payment of cash.

6.5     For the avoidance of doubt, and as stated, mutatis mutandis, in clause
        5.2 above, nothing in this clause 6 is to be considered or taken into account in the preparation, agreement and/or determination of the Completion Balance Sheet, the Final Completion Balance Sheet or any calculations derived therefrom or reflected therein (including, without limitation, the calculation of the Final Consideration), not least of all since, on combination or consolidation of such balance sheet, any double counting (and thereby the possibility of any double payment) of the value attributable to the Purchased Subsidiaries should be removed and disappear.

7.      SUPPLEMENTAL DESIGNATED ASSET AGREEMENT AND DESIGNATED ASSET SECURITY
        AGREEMENT

        The parties agree to amend the Sale Agreement by:

7.1     inserting into Schedule 1 thereof the following additional definitions:

        "SUPPLEMENTAL DESIGNATED ASSET AGREEMENT means the supplemental designated asset agreement dated 22 November 2002 between the Purchaser and the Vendor;"

7.2 inserting the words ", the Supplemental Designated Asset Agreement " immediately before the word "and" in the definition of TRANSACTION DOCUMENTS;

7.3 inserting the words ", the Supplemental Designated Asset Agreement " immediately before the words "and this Agreement" in paragraphs 1(r) and 8(e) of Part B to Schedule 7; and

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7.4     deleting rows 11 and 12 of Schedule 17, Part C to the Sale Agreement, so
        as to remove therefrom and thereby exclude the two loan tranches (EXBA No. 455) for the Manila North Tollroad project.

8.      RETAINED LC BACKED GUARANTEE LETTERS OF CREDIT

8.1 On and from Completion the Purchaser shall, and the Vendor shall procure that ABB Credit Limited shall, as soon as practicable after becoming aware of any reduction in the aggregate outstanding liability (whether actual or contingent) under the Retained LC Backed Guarantees (a "RETAINED GUARANTEE REDUCTION") (and each party agrees to notify the other of any such reduction as soon as practicable after becoming aware of the same) as a consequence of any Retained LC Backed Guarantee having expired or having been released (either in whole or in part) deliver to the issuer of every letter of credit provided in pursuance of the Vendor's obligations under clause 10 of the Sale Agreement or any replacement letter of credit (each a "RELEVANT RETAINED GUARANTEE LC") a certificate in the form annexed to the Relevant Retained Guarantee LC confirming the new maximum amount of the Relevant Retained Guarantee LC, which shall be an amount equal to the maximum amount of the Relevant Retained Guarantee LC immediately prior to the Retained Guarantee Reduction less an amount equal to the pro-rata (as between each such letter of credit issued at such time) amount of the Retained Guarantee Reduction.

8.2 If any Relevant Retained Guarantee LC is not on or before the date falling 3 Business Days prior to its scheduled expiry date either:

        (a) renewed in accordance with its terms for a further 12 month period; or

        (b) replaced by a new letter of credit from a new Acceptable Bank on the same terms as the letter of credit replaced and in an amount at least equal to the then expired Relevant Retained Guarantee LC, and at such time there remains any liability (actual or contingent) under the Retained LC Backed Guarantees (or any of them) then, if and to the extent the Purchaser makes a demand under that Relevant Retained Guarantee LC within 30 days of the expiry date therefor in accordance with its terms on the grounds of non-renewal (but not on any other grounds), the Purchaser shall upon the later of (i) receipt of payment from the relevant issuer of the letter of credit and (ii) the Purchaser being satisfied that the Vendor has established a US$ account with an Acceptable Bank secured by way of a first priority perfected security interest complying with the requirements for Alternative Security contained in clause 10.11 of the Sale Agreement (including the satisfaction by the Vendor of its obligations under clause 10.11(b)(ii) of the Sale Agreement) (the "RELEVANT SECURITY") pay an amount equal to the amount so drawn under the letter of credit into the account the subject of the Relevant Security (less any amounts which in the period between the draw under the letter of credit and the payment into such account it would have been entitled to draw under the terms of the relevant letter of credit had it been so renewed) provided always that if on the date of any demand in accordance with this clause 8.2 on expiry of any Relevant Retained Guarantee LC a US$ account with an Acceptable Bank satisfying item (ii) above has been established then the Purchaser shall instruct that such payments under the Relevant Retained Guarantee LC shall be paid

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        directly into such account. The terms of the Relevant Security shall provide that any interest accruing to such account shall be for the benefit of the Vendor and shall be released from the account and the Relevant Security at the end of each calendar month (and the Purchaser shall consent to such release at such time provided no ABB Default (as defined in the Designated Asset Agreement) shall have occurred and be continuing at the relevant time) and shall be available to be paid to such account or accounts as the Vendor may from time to time select. The Relevant Security shall secure the obligations of the Vendor and the ABB Guarantor in respect of the obligations contemplated by clause 10.13 of the Sale Agreement. It shall be a term of any Relevant Security that as soon as practicable following the expiry or release (whether in whole or in part) of any Retained LC Backed Guarantee after the date on which such deposit is made an amount equal to the reduction in the maximum contingent liability under or in respect of such Retained LC Backed Guarantee (a "SECURITY REDUCTION") shall be released from the Relevant Security (and the Purchaser shall consent to such release) and shall be paid to such account as the Vendor may direct. Subject to clause 8.3 below, if following any such demand the Vendor fails to establish Relevant Security in the manner provided above, the Purchaser shall be entitled to retain the amounts so drawn for its own account free from any interest (legal or equitable) of the Vendor or the ABB Guarantor (any such interest being hereby waived) until such time as such Relevant Security is established (whereupon the provisions of this clause shall apply) or until such time as there exists no liability (actual or contingent) under the Retained LC Backed Guarantees, whereupon the Purchaser shall pay to the Vendor (on a net after Tax basis) an amount equal to the amount so drawn less an amount equal to the aggregate amount that the Purchaser would have been entitled to draw from time to time under the relevant letter of credit had it been renewed in accordance with it terms.

8.3 Where, in the circumstances where the Purchaser has drawn down under a Relevant Retained Guarantee LC in the circumstances contemplated by the last sentence of the preceding clause 8.2, there is any reduction in the aggregate amount of the liabilities (actual or contingent) under or in respect of the Retained LC Backed Guarantees (or any of them), whether due to the expiry or release of any Retained LC Backed Guarantee (in whole or in part), the Purchaser shall pay to the Vendor (on a net after Tax basis) an amount equal to the pro-rated amount of such reduction (calculated on the same basis as if it had been a reduction under a Relevant Retained Guarantee LC) to such account as the Vendor may direct.

8.4 The Purchaser agrees that it shall not make any demand under or in respect of any Relevant Retained Guarantee LC or take any action to enforce any Relevant Security except as entitled to do so pursuant to clause 10.13 of the Sale Agreement or as contemplated in clause 8.2 above.

8.5 For the purposes of this clause 8, the amount of the Retained Guarantee Reduction and any Security Reduction shall in respect of any Retained LC Backed Guarantee be calculated by reference to the US$ amount specified in column 5 of Schedule 18, Part B2 to the Sale Agreement against the relevant Retained LC Backed Guarantee.

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9.      THE DESIGNATED ASSET LETTERS OF CREDIT

9.1 On and from Completion the Purchaser shall, and the Vendor shall procure that ABB Credit Limited shall, as soon as practicable after becoming aware of any reduction in the amount required to be covered by any letter of credit issued pursuant to clause 4 of the Designated Asset Agreement (as amended by the Supplemental Designated Asset Agreement) (a "DESIGNATED ASSET REDUCTION") (and each party agrees to notify the other of any such reduction as soon as practicable after becoming aware of the same) deliver to the issuer of any letter of credit provided in accordance with clause 4 of the Designated Asset Agreement (as amended) or any replacement thereof (each a "RELEVANT DESIGNATED ASSET LC") a certificate in the form annexed to any Relevant Designated Asset LC confirming the new maximum amount of the Relevant Designated Asset LC which shall be an amount equal to the maximum amount of the Relevant Designated Asset LC immediately prior to the Designated Asset Reduction less an amount equal to the pro-rata (as between each such letter of credit issued at such time) amount of such Designated Asset Reduction.

9.2 The Purchaser agrees that it shall not make any demand under or in respect of a Relevant Designated Asset LC except as entitled to do so pursuant to clause 7.3 of the Designated Asset Agreement (as amended).

10.     INTRA-GROUP GUARANTEES

        The parties agree that Schedule 18 to the Sale Agreement shall be amended and replaced in the manner set out at Schedule 6 hereto.

11.     SIRIUS AMENDMENTS

        The parties agree that clause 10.44A(b) of the Sale Agreement shall be amended by the addition to the end thereof, after the word "fund" and before the ";", of the following sentence:

        ". The proceeds received by SECRF and SECRE shall be reduced by the amount of the Excluded Aircraft Reserves allocated to the aircraft assets in clause 10.44A(a) by transfer of those proceeds with the Excluded Aircraft Assets and the remaining balance, after allocation of outstanding claims, shall be recorded as a general provision on the balance sheets of SECRF and SECRE with the balance being split 64% and 36% to SECRF and SECRE respectively"

12.     PURCHASER OF GBFSF NOMINEE SHARE

        In accordance with clause 2.3 of the Sale Agreement, the parties hereby agree that GESF-XVII LLC, a Delaware LLC, shall replace GE Capital Structured Finance Group, Inc as the relevant Share Purchaser and Designated Purchaser of one of the 25 per cent nominee shareholdings in ABB Structured Finance Limited ("GBFSF"), for all purposes, including (without limitation) for the purposes of Schedule 20 of the Sale Agreement and the relevant Local Transfer Agreement(s).

13.     EMPLOYMENT AMENDMENTS

13.1 The parties each agree that the Sale Agreement shall be amended as follows:

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        13.1.1    clause 16.1 of the Sale Agreement shall be deleted and
                  replaced with the following:

                  (a) "With effect from Relevant Transfer Date, the Transfer Employees will cease to be employed by the Transfer Employee Transferors and will transfer to/commence employment with (as appropriate) the Transfer Employee Transferees";

        13.1.2 clause 16.2 of the Sale Agreement shall be amended by deleting the words:

                  "If, following Completion, any person not designated as a Transfer Employee" and replacing them with the words: "If, following the Relevant Transfer Date, any employee of a Transfer Employee Transferor not designated a Transfer Employee";

        13.1.3 clause 16.3 of the Sale Agreement shall be amended by deleting the word "Completion" and replacing it with "Relevant Transfer Date";

        13.1.4    a new clause 16.5  shall be added as follows:

                  "The Vendor agrees on or before Completion to transfer the Excluded Employees out of the relevant SF Group Company (in accordance with Schedule 17 Part D of this Agreement) and further the Vendor shall indemnify the Purchaser for itself and on behalf of each of its Affiliates from and against all costs, claims, liabilities and reasonable expenses incurred by any of them arising out of any claim by any of the Excluded Employees that their employment, any liability associated with the termination of their employment, or any liability for failure to consult has transferred to the Purchaser or any of its Affiliates.";

        13.1.5    a new Clause 16.6 shall be added as follows:

                  "Prior to Completion, the Vendor shall terminate the employment of the Czech Employees listed in the Schedule 17 Part E of this Agreement and the Purchaser shall indemnify the Vendor for such costs associated with the termination of their employment as are reasonably incurred in carrying out such termination (including all contractual payments and any statutory redundancy payment to which the Czech Employees are entitled on such termination) net, in each case, of any Tax savings or benefits to which the Vendor may be or become entitled as a result of such costs having been or being incurred.";

        13.1.6    a new clause 16.7 shall be added as follows:

                  "For the purposes of this clause 16, the "RELEVANT TRANSFER DATE" shall be the transfer date identified in Schedule 17 Part B of this Agreement and "EXCLUDED EMPLOYEES" shall be those employees listed in Schedule 17 Part D of this Agreement.";

        13.1.7 Part B of Schedule 17 to the Sale Agreement shall be deleted and replaced with the amended Schedule attached to this Amendment Agreement as Schedule 1;

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        13.1.8    a new Part D of Schedule 17 shall be added to the Sale
                  Agreement in the form attached to this Amendment Agreement as
                  Schedule 2; and

        13.1.9 a new Part E of Schedule 17 shall be added to the Sale Agreement in the form attached to this Amendment Agreement as
                  Schedule 3.

13.2 For the avoidance of doubt, the remainder of clause 16 of the Sale Agreement shall be unaffected by this clause 13 of this Amendment Agreement.

14.     PROPERTY MATTERS

14.1    The parties agree to amend clause 10.23 of the Sale Agreement by:

        14.1.1 adding the following provisions to the end of clause 10.23 as sub-paragraphs (t) and (u) thereof:

                  (t) in respect of any lease or leases superior to the leases specified in Part A of Schedule 5 which lease or leases have not been disclosed to the Purchaser prior to Completion, any tenant's obligations, covenants or duties contained in any such superior lease or leases to the extent such are more onerous than those contained within the leases specified in Part A of Schedule 5;

                  (u) in respect of the SF Group Property in France (referred to as property number 20 in Part A of Schedule 5):

                            (i) any successful claim to title to this property brought by a third party;

                            (ii) any non-payment of any seller's and/or money lender's lien ("privilege du vendeur et du preteur de deniers") or any other Encumbrance over such property ; and

        14.1.2    as a consequence, deleting the "." at the end of sub-paragraph
                  (s) and replacing it with a ";".

14.2 The parties agree to amend row numbered 29 of Schedule 5, Part B to the Sale Agreement by:

        14.2.1 deleting and replacing the reference in the second column thereof to "Part 3rd floor" with a reference to "Part 2nd floor";

        14.2.2 deleting and replacing the reference in the ninth column thereof to "CHF 121,000 per quarter" with a reference to "CHF 282,000 per annum"; and

        14.2.3 deleting and replacing the reference in the tenth column thereof to "25 car parking spaces" with a reference to "17 car parking spaces".

15.     DIRECTORS' RESIGNATION INDEMNITY

        The parties agree to further amend clause 10.23 of the Sale Agreement by:

15.1 adding the following provision to the end of clause 10.23 as sub-paragraph (v) thereof:

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        "(v)      in respect only of Mr Ove Bertills and Mr Gunnar Backman if either of them resigns his office as a director of an SF Group Company at, in anticipation of or pursuant to Completion and who does not, as part of such resignation, waive in full all claims against members of the SF Group arising as a result of his holding of the office of director with the relevant member(s) of the SF Group and/or the termination of such holding of office, any such claims brought by or on behalf of him against any member(s) of the SF Group."; and

15.2 as a consequence, deleting the "." at the end of new sub-paragraph (u) and replacing it with a ";".

16.     NOTICES

        The parties agree that clause 30.2 of the Sale Agreement shall be amended by deleting the name "GE Capital Structured Finance Inc." and replacing it with the name "GE Structured Finance, Inc.".

17.     POST COMPLETION FURTHER ASSURANCE

        The parties agree that to the extent that any of the parties are obliged under the terms of any of the Transaction Documents (as amended and/or restated from time to time) to complete or implement (or procure the completion or implementation of) a matter as at, on or before Completion and such matter is not so completed and/or implemented as at or on Completion, then, save to the extent that any of such Transaction Documents provides otherwise, the parties shall (unless they agree otherwise) continue to perform their respective obligations under such Transaction Documents after Completion, mutatis mutandis, on the same terms, so as to complete or implement (or procure the completion or implementation of), as the case may be, such matter as soon as reasonably practicable following Completion.

18.     COMPLETION ARRANGEMENTS

18.1 The parties agree that paragraph 1(g) of Schedule 7, Part B to the Sale Agreement shall be amended by the deletion of sub-paragraph (iii) thereof in its entirety.

18.2 The parties agree that paragraph 2 of Schedule 7, Part B to the Sale Agreement shall be amended by the deletion of the words "the Agreed Form Documents" and the substitution therefor of the words "such Transaction Documents as have not been executed and delivered on or before Completion and".

19.     MISCELLANEOUS AMENDMENTS

The parties agree that Part A of Schedule 2 to the Sale Agreement shall be amended by replacing the reference to "AC: 2,000 shares @ $1.00 each" in column 5 of row number 8 in respect of ABB Structured Finance (Americas) Inc (USSTF) with the words "AC: 1,000 shares @ $1.00 each".

20.     CONSTRUCTION

20.1 The Sale Agreement shall hereafter be read and construed as amended by this Amendment Agreement and references to the Sale Agreement shall, for all purposes,

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        hereafter be read and construed as references to the Sale Agreement as amended by this Amendment Agreement.

20.2 Subject to clause 21.2 below, the terms of the Sale Agreement, as amended by this Amendment Agreement, are hereby confirmed and remain in full force and effect.

20.3 For the avoidance of doubt, the definition of Transaction Documents in the Sale Agreement shall, for all purposes, hereafter be construed so as to include this Amendment Agreement.

21.     INCORPORATION OF PROVISIONS OF THE SALE AGREEMENT

21.1    The provisions of clauses 1, 18, 20 to 34 (inclusive) and 36 of and
        Schedule 1 to the Sale Agreement shall apply mutatis mutandis to this Amendment Agreement.

21.2 To the extent that there is any inconsistency between any provision of the Sale Agreement and any provision of this Amendment Agreement, the provision of this Amendment Agreement shall prevail.

22.     CHANNELLING INJUNCTION

22.1    The parties agree that clause 10 of the Sale Agreement shall be amended by:

        22.1.1 changing the heading from "VENDOR UNDERTAKINGS AND INDEMNITIES" to "VENDOR/ABB UNDERTAKINGS AND INDEMNITIES"; and

        22.1.2 the inclusion therein of a new clause 10.56, in the following form:

                  "CHANNELLING INJUNCTION

                  10.56 In the event that the ABB Guarantor or any other member of the ABB Group seeks to obtain an injunction under section 524(g) of the US Bankruptcy Code or any successor law or law of similar effect (a "Channelling Injunction"), then the ABB Guarantor shall:

                            10.56.1 use its reasonable endeavours to procure that such Channelling Injunction and all the benefits and protections thereof shall extend to and cover each member of the SF Group and shall include provisions which shall enjoin and prevent the assertion, prosecution or recovery of any Asbestos Liability against any member of the SF Group;

                            10.56.2 use its reasonable endeavours to define the scope of the Channelling Injunction so as not to cover the indemnity given under clause 10.23(l) hereof, the Warranty given under paragraph 30 of Schedule 3 hereto and, in each case in relation thereto, the guarantee given by the ABB Guarantor under clause 35 hereof; and

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                            10.56.3   not, in any event, assert or rely upon the
                                      Channelling Injunction ultimately issued in any way that would limit, impair or affect the validity or enforceability of such indemnity, Warranty or guarantee."

22.2 The parties further agree that the following definition shall be added to Schedule 1 to the Sale Agreement:

        "ASBESTOS LIABILITY means any loss, liability, claim, remedy, damage, debt or obligation (now existing or hereafter arising) to the extent that, directly or indirectly, such is caused or allegedly caused by or otherwise arises out of or relates to the presence of, or exposure to, asbestos or asbestos-containing products or materials, including, without limitation, any loss, liability, claim, remedy, damage, debt or obligation for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general or special damages) or punitive damages and any loss, liability, claim, remedy, damage, debt or obligation for reimbursement, indemnification, subrogation or contribution, and ASBESTOS LIABILITIES shall be construed accordingly;".

23.     ADDITIONAL ASBESTOS WARRANTIES

        The parties agree that:

23.1 Schedule 3 to the Sale Agreement shall be amended by the addition thereto of new paragraph 30 in the following form:

        "30. ASBESTOS LIABILITY

        30.1 No member of the Extended SF Group and no assets, business, operations or properties of the SF Business or any member of the Extended SF Group have had, have or will have any liability, obligations or duties (whether actual or contingent) which, directly or indirectly, are caused or allegedly caused by or arise out of or relate to any ABB Asbestos Liabilities, and no facts, matters or circumstances exist which will or may give rise to any such liability, obligations or duties.

        30.2 No member of the Extended SF Group has had, has or will have any liability (whether actual or contingent) for, in respect of or to discharge any ABB Asbestos Liabilities of any entity or person with which such member is or was affiliated, including, (without limitation) any other member of the ABB Group from time to time (including, for this purpose, any former member of the ABB Group and any other member of the Extended SF Group), and no facts, matters or circumstances exist which will or may give rise to any such liability.";

23.2    the following new definitions shall be added to Schedule 1 of the Sale
        Agreement:

        "ABB ASBESTOS LIABILITY means:

        (a) any Asbestos Liability caused by or arising or resulting from any connection or relationship subsisting on or before Completion between any member of the Extended SF Group (or any other entity or person) and the Combustion Engineering business, division or group (including any business, asset, liability, division, company or member forming part thereof or included therein, in each case, at any time);

        (b) any Asbestos Liability caused by or arising or resulting from any connection or relationship subsisting on or before Completion between any member of the Extended SF Group (or any other entity or person) and any member of the EXTENDED ABB GROUP (being the ABB Group from time to time, including former members of the ABB Group); and

        (c) any other Asbestos Liability, other than any Asbestos Liability caused by or arising or resulting from:

                  i) the conduct of the SF Group and/or the SF Business after Completion, save to the extent such conduct is pursuant to an obligation or commitment (whether actual or contingent) existing as at Completion; or

                  ii) the conduct of the Purchaser's Group (other than the SF Group and/or the SF Business after Completion),

        and ABB ASBESTOS LIABILITIES shall be construed accordingly;

        ASBESTOS CLAIM means any claim in respect of any Asbestos Warranty and/or the Asbestos Indemnity;

        ASBESTOS INDEMNITY means the indemnity contained in clause 10.23(l);

        ASBESTOS WARRANTIES means the Warranties set out in paragraph 30 of
        Schedule 3 (Vendor Warranties), and ASBESTOS WARRANTY shall be construed accordingly;";

23.3 clause 11 of the Sale Agreement shall be amended by the addition thereto of new clauses 11.18 to 11.21 (inclusive), in the following form:

        "11.18 Subject to clause 11.20 below, nothing (and nothing to the contrary) in this Agreement (as amended and/or restated from time to time), any of the Transaction Documents or any other documents ancillary to or contemplated by any of the above documents (including, without limitation, any updated Disclosure Letter) shall, or shall operate to:

                  11.18.1 qualify, limit or otherwise restrict in any way any of the Asbestos Warranties or the Asbestos Indemnity; or

                  11.18.2 limit, reduce, extinguish or discharge in any way any liability of the Vendor or the ABB Guarantor in respect of any Asbestos Claim.

        11.19 Accordingly, subject to clause 11.20 below and without prejudice to the generality of clause 11.18 above, the following documents and provisions shall not apply to or in respect of any Asbestos Warranty, Asbestos Indemnity or Asbestos Claim:

                  11.19.1 the Disclosure Letter (or any updated Disclosure Letter) and any reference to the Disclosure Letter (or any updated Disclosure

                            Letter) when taken in the context of any Asbestos Warranty, Asbestos Indemnity or Asbestos Claim; and

                  11.19.2   clauses 11.4, 11.6(c) and 13 of the Sale Agreement.

        11.20 The provisions of clauses 13.16, 13.17, 13.20 and 13.21 of the Sale Agreement shall, notwithstanding clauses 11.18 and 11.19 above, apply to any Asbestos Claim.

        11.21     To the extent that any of the provisions of clauses 11.18 and
                  11.19 are inconsistent with any other provisions of this Agreement, any of the Transaction Documents or any other document ancillary to or contemplated by any of the above documents (including, without limitation, any updated Disclosure Letter), the provisions of clauses 11.18 and 11.19 shall prevail and apply."

23.4 clause 15.1(a) of the Sale Agreement shall be amended by the addition thereto immediately after the words "(The Vendor's Capacity)" of the words ", paragraph 30 (Asbestos Liability)"; and

23.5    the introduction to the Disclosure Letter be amended by:

        23.5.1 the insertion of a new paragraph (b) thereto, in the following form:

        "(b) no matter shall be disclosed or deemed to be disclosed against any of the Warranties set out in paragraph 30 of Schedule 3 to the Agreement; and"

        23.5.2    deleting the word "and" at the end of the existing paragraph
                  (a) thereof; and

        23.5.3    renumbering existing paragraph (b) thereof as new paragraph
                  (c).

24.     AMENDMENT TO ASBESTOS INDEMNITY

        The parties agree that clause 10.23(l) of the Sale Agreement shall be amended by deleting the words "(excluding the SF Business)" currently included therein.

25.     FRAUDULENT CONVEYANCE

        The parties hereto agree to amend paragraph 18 of Schedule 3 to the Sale Agreement by the addition thereto of new paragraph 18.4, in the following form:

        "18.4 No member of the Extended SF Group nor any Designated Vendor is or has ever been a party to any transaction (including, without limitation, any transaction with any past or present member of the Combustion Engineering division of the ABB Group) which has been, is or is reasonably likely to be the subject of a claim, or to be set aside on the grounds, that such transaction (or any part thereof) is a fraudulent conveyance or a transaction defrauding creditors, and no facts, matters or circumstances exist which will or are reasonably likely to give rise to any such transaction being the subject of such a claim or being so set aside."

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

26.     REPRESENTATIONS AND WARRANTIES

        Each of the parties represents and warrants that it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Amendment Agreement.

IN WITNESS whereof this Amendment Agreement is executed and delivered as a deed by the parties on the date first above written.

EXECUTED as a DEED and DELIVERED                        )
on behalf of ABB FINANCIAL SERVICES B.V.                ) /s/ Brian Van Reijn
a company incorporated in The Netherlands               )
by MANFRED EBLING and BRIAN VAN REIJN               )
being persons who, in accordance with the               ) /s/ Manfred Ebling
laws of that territory, are acting as proxies of        )
ABB FINANCIAL SERVICES B.V.                             )


EXECUTED as a DEED and DELIVERED                        )
on behalf of GENERAL ELECTRIC CAPITAL                   )
CORPORATION, a company incorporated in the              )
State of Delaware by SIMON YORK being a person          ) /s/ Simon York
who, in accordance with the laws of that                )
territory, is acting under the authority of             )
GENERAL ELECTRIC CAPITAL CORPORATION                    )


EXECUTED as a DEED and DELIVERED                        )
on behalf of ABB LTD, a company                     )     /s/ Eric Elzvik
incorporated in Switzerland by ERIC ELZVIK              )
 and DANIEL SHINDLEMAN being persons                    )
who, in accordance with the laws of that                ) /s/ Daniel Schindleman
territory, are acting under the authority of ABB LTD    )

                                     - 19 -
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